EXHIBIT 99.1

Amtech Systems Announces Stock Repurchase Program

TEMPE, Arizona – January 5, 2009 – Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and silicon wafers, today announced that its Board of Directors has approved a stock repurchase program authorizing the repurchase of up to $4 million of its common stock. As of September 30, 2008, Amtech had outstanding approximately 9.1 million shares of common stock.

J.S. Whang, President and Chief Executive Officer of Amtech, commented, “At current price levels, we believe Amtech’s common stock represents an attractive investment opportunity for the Company. We also believe we can continue to invest in the initiatives that are key to our future success as well as enhance the value of our Company by repurchasing common stock under this program.”

Under the program, shares may be repurchased from time to time in open market transactions at prevailing market prices or in privately negotiated purchases. The timing and actual number of shares purchased will depend on a variety of factors, such as price, corporate and regulatory requirements, alternative investment opportunities, and other market and economic conditions. Repurchases under the program will be funded from available working capital. The program may be commenced, suspended or terminated at any time, or from time-to-time at management’s discretion without prior notice.

About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal processing equipment and related consumables used in fabricating solar cells and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company’s wafer handling, thermal processing and consumable products currently address the diffusion, oxidation and deposition steps used in the fabrication of solar cells, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

Statements contained in this press release that are not historical facts may be forward looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “proposed,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risk of unsuccessful development of the new PECVD system, the risk of the market not accepting this product, and the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:
Amtech Systems, Inc	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com

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